Exhibit 3.4

Secretary’s Certificate

GUARDFORCE AI CO., LIMITED

卫安智能有限公司

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Secretary of GUARDFORCE AI CO., LIMITED卫安智能有限公司 DO HEREBY CERTIFY that the following is a true extract of an Ordinary Resolutions passed at the Extraordinary General Meeting of the Company held on 20 August 2021 and that such resolutions have not been modified.

It was RESOLVED THAT:

(a)	with immediate effect upon passing, every three (3) issued and unissued existing shares of the Company of US$0.001 (the “Existing Shares”) each be consolidated into one (1) share of US$0.003 each (each a “Consolidated Share”), such Consolidated Shares shall rank pari passu in all respects with each other (the “Share Consolidation”) so that following the Share Consolidation the authorized share capital of the Company will be changed from US$300,000.00 divided into 300,000,000 Existing Shares of a nominal or par value of US$0.001 each to US$300,000.00 divided into 100,000,000 Consolidated Shares of a nominal or par value of US$0.003 each.

(b)	all fractional entitlements to the issued Consolidated Shares resulting from the Share Consolidation will be disregarded and will not be issued to the shareholders of the Company but all such fractional shares shall be redeemed in cash for the fair value of such fractional share, such fair value being the closing price of the ordinary shares on a post-consolidation basis on the applicable trading market on the first trading date of the ordinary shares following the Share Consolidation.

(c)	immediately following the Share Consolidation, the authorized share capital of the Company be increased from US$300,000.00 divided into 100,000,000 Consolidated Shares of a nominal or par value of US$0.003 each to US$900,000.00 divided into 300,000,000 Consolidated Shares of a nominal or par value of US$0.003 each (the “Share Capital Increase”).

_________________________

Charlotte Cloete

for and on behalf of

Conyers Trust Company (Cayman) Limited

Secretary

Dated this [●] day of August, 2021